Exhibit 2.3

Execution Version

AMENDMENT NO. 2

TO

CONTRIBUTION AND MERGER AGREEMENT

This Amendment No. 2 (this “Amendment”) is made as of June 27, 2018 by and among (i) EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-3A, EV XIV-A, EV XIV-WIC and EV XIV-2A, the “Contributors”, and each a “Contributor”), on the one part, and (ii) TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), and TPG Pace Energy Parent LLC, a Delaware limited liability company (“Company”), on the other part, and amends that certain Contribution and Merger Agreement (as amended by that certain Amendment No. 1 thereto, dated as of May 9, 2018, the “Original Agreement”), dated as of March 20, 2018, by and among the Contributors, Parent and Company. Contributors, Parent, and Company may be referred to herein each as a “Party” and together as the “Parties.”

WHEREAS, the Parties desire to amend the Original Agreement to make certain changes to the form of Stockholder Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The form of Stockholder Agreement attached as Exhibit A to the Original Agreement is hereby replaced with the form of Stockholder Agreement attached hereto as Exhibit A.
2.

THIS AMENDMENT, THE ORIGINAL AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO AND THERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

3.

This Amendment shall not constitute an amendment or waiver of any provision of the Original Agreement not expressly referred to herein. The Original Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

US 5639942

4.

This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

5.

THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CONTRIBUTORS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
(Officer of EnerVest Management GP, L.C.)
Vice President, Transactions & Department, General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EVFC GP XIV, LLC, its Managing General Partner

By:	EnerVest, Ltd., its Sole Member

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
(Officer of EnerVest Management GP, L.C.)
Vice President, Transactions & Department, General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.

By:	EVFA XIV-2A, LLC, its Managing General Partner

By:	EnerVest, Ltd., its Sole Member

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
(Officer of EnerVest Management GP, L.C.)
Vice President, Transactions & Department, General Counsel

Signature Page to Amendment No. 2 to

Contribution and Merger Agreement

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:	EVFA XIV-3A, LLC, its Managing General Partner

By:	EnerVest, Ltd., its Sole Member

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
(Officer of EnerVest Management GP, L.C.)
Vice President, Transactions & Department, General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EVFC GP XIV, LLC, its Managing General Partner

By:	EnerVest, Ltd., its Sole Member

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
(Officer of EnerVest Management GP, L.C.)
Vice President, Transactions & Department, General Counsel

Signature Page to Amendment No. 2 to

Contribution and Merger Agreement

PARENT:

TPG PACE ENERGY HOLDING CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

COMPANY:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 2 to

Contribution and Merger Agreement

EXHIBIT A

FORM OF STOCKHOLDER AGREEMENT

[See attached.]

EXHIBIT A

Final Form

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of [●], 2018, is made by and among TPG Pace Energy Holdings Corp., a Delaware corporation (the “Company”), TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (“TPG Pace”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”) and EnerVest Energy Institutional Fund XIV-C (“EV XIV-C” and, together with EV XIV-C, EV XIV-A, EV XIV-WIC and EV XIV-2A, collectively, the “EnerVest Funds”).  TPG Pace and the EnerVest Funds shall be referred to herein as the “Sponsors” and each a “Sponsor.” The Company, the Sponsors and any other Stockholders may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Operating”), and the EnerVest Funds have entered into that certain Contribution and Merger Agreement, dated as of March 20, 2018 (as it may be amended, restated or otherwise modified from time to time, the “Contribution Agreement”), pursuant to which, among other things, the EnerVest Funds will contribute certain assets to Operating in exchange for certain membership interests in Operating (the “Units”) and certain shares of Common Stock (the “Transaction”); and

WHEREAS, pursuant to Section 10.3 of the Contribution Agreement, each EnerVest Fund and the Company is required, and the Company is required to cause TPG Pace, to execute and deliver this Agreement at the closing of the Transaction (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Amended Parent Charter” shall have the meaning given to such term in the Contribution Agreement.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Charter Amendment Proposals” shall have the meaning given to such term in the Contribution Agreement, but shall not include any Necessary Charter Amendment Proposal (as defined in the Contribution Agreement).

“Chief Executive Officer” shall mean the chief executive officer of the Company.

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the Contribution Agreement.

“Common Stock” shall have the meaning set forth in the Company Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Amended and Restated Certificate of Incorporation of the Company, dated as of May 4, 2017.

“Confidential Information” shall have the meaning set forth in Section 3.7.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“EnerVest” shall mean, collectively, each of the EnerVest Funds (so long as such Person is a Stockholder hereunder) and each of their respective Affiliates that is or becomes a Stockholder hereunder.

“EnerVest Director” shall have the meaning set forth in Section 3.2(a).

“EnerVest Funds” shall have the meaning set forth in the Preamble.

“EV XIV-A” shall have the meaning set forth in the Preamble.

“EV XIV-2A” shall have the meaning set forth in the Preamble.

“EV XIV-3A” shall have the meaning set forth in the Preamble.

“EV XIV-WIC” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on April 28, 2017.

“Initial TPG Share Ownership” shall mean the shares of Common Stock owned by TPG immediately following the Closing (including any shares of Common Stock issuable upon the exercise of any Sponsor Warrants held by TPG immediately following the Closing).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“LTIP Proposal” shall mean a proposal to have a new incentive equity plan of the Company approved.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Non-Compete Agreement” shall have the meaning set forth in the Contribution Agreement.

“Non-Private Equity Business” shall mean any business or investment of a Stockholder and its Affiliates distinct from the private equity business of such Stockholder and its Affiliates to the extent not under the control of such Stockholder, its controlled Affiliate or Affiliated management vehicle; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company or its Subsidiaries is made available to investment professionals of such Stockholder and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) such Stockholder or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by such Stockholder.

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Operating” shall have the meaning set forth in the Recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Proxy Statement” shall have the meaning given to such term in the Contribution Agreement.

“Registration Rights Agreement” shall have the meaning given to such term in the Contribution Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Sponsor” or “Sponsors” shall have the meaning set forth in the preamble.

“Sponsor Director” shall mean any director designated for nomination by EnerVest or TPG.

“Sponsor Warrants” means the 10,000,000 private placement warrants issued to TPG Pace in connection with the closing of the initial public offering of the Company.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management

“Transaction” shall have the meaning set forth in the Recitals.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“TPG” shall mean TPG Pace (so long as it is a Stockholder hereunder) and each of its Affiliates that is or becomes a Stockholder hereunder.

“TPG Pace” shall have the meaning set forth in the preamble.

“TPG Director” shall have the meaning set forth in Section 3.2(a).

“Transaction Proposals” shall have the meaning given to such term in the Contribution Agreement.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX.

“Units” shall have the meaning set forth in the Recitals.

Section 1.2Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement.  All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning.  The words “shall” and “will” have the equal force and effect.  Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1[Reserved.]

Section 3.2Board.

(a)Proposals.  It is the intention of the Stockholders and the Company that the Company be obligated to cooperate with the Stockholders to cause certain amendments to the Company Charter to be effected in connection with the Transactions and to approve the LTIP Proposal. Accordingly, in the event that the Transactions are approved but any Charter Amendment Proposal or the LTIP Proposal is not, the Company shall, upon the written request of TPG or EnerVest, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of Common Stock necessary to effect any of the Charter Amendment Proposals or the LTIP Proposal, as applicable; provided, however, that in no event shall the obligation of the Company set forth in this Section 3.2(a) require the Company to cooperate with respect to the calling and holding of more than two special meetings of the Company’s stockholders to effect the Charter Amendment Proposals or the LTIP Proposal, as applicable.  The Stockholders shall vote, and shall cause each of their Affiliates to vote, all of their shares of Common Stock in favor of any such proposal or action in furtherance of any Charter Amendment Proposal or the LTIP Proposal.

(b)Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of eight directors, (A) two of whom were initially designated by EnerVest before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.2(c) of this Agreement (each, a “EnerVest Director”), (B) two of whom were initially designated by TPG before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.2(d) of this Agreement (each, a “TPG Director”), provided that (i) subject to the penultimate sentence of Section 3.2(d), one of the TPG Directors shall be an “independent director” under the NYSE Rules and (ii) subject to the last sentence of Section 3.1(c), one of the EnerVest Directors shall be independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX, (C) one of whom shall be the Chief Executive Officer, initially Stephen Chazen and (D) three of whom shall be Unaffiliated Directors, initially mutually designated by TPG and EnerVest before the mailing of the Proxy Statement.

(c)EnerVest Representation. For so long as EnerVest holds at least the percentage of Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by EnerVest that, if elected, will result in EnerVest having the number of directors serving on the Board that is shown below. In the event that EnerVest shall be entitled to designate only one director, such director may be, but shall not be required to be, an “independent director” under NYSE Rules.

Percent of Common Stock Owned	Number of EnerVest Directors
15% or greater	2
2% or greater	1

(d)TPG Representation. For so long as TPG holds at least the percentage of the Initial TPG Share Ownership (including any shares of Common Stock issuable upon the exercise of any Sponsor Warrants held by TPG) shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TPG that, if elected, will result in TPG having the number of directors serving on the Board that is shown below.  In the event that TPG shall be entitled to designate only one director, such director may be, but shall not be required to be, an “independent director” under the NYSE Rules.  For purposes of calculating the Percent of Initial TPG Share Ownership Owned below, if TPG holds Sponsor Warrants that expire pursuant to their terms while held by TPG, then the number of shares of Common Stock issuable upon the exercise of such Sponsor Warrants shall be excluded for all purposes from the Initial TPG Share Ownership from and after such expiration.

Percent of Initial TPG Share Ownership Owned	Number of TPG Directors
60% or greater	2
25% or greater	1

(e)Unaffiliated Directors.  Following the closing of the Transaction, except as set forth in Section 3.2(c) and Section 3.2(d), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee.

(f)Decrease in Directors. Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting.  For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.2(f) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(g)Removal; Vacancies. Except as provided in Section 3.2(f), and subject to the Company Charter, (i) each Sponsor shall have the exclusive right to remove its designees from the Board (including any committees thereof), and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (ii) each Sponsor shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board (including any committees thereof), and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board pursuant to this Agreement.

(h)Forced Resignation. Each Sponsor shall take all Necessary Action to cause any of its Sponsor Directors, to resign promptly from the Board if such Sponsor Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the NYSE, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the Sponsor Director’s fiduciary duties to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the Sponsor Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 3.2(b), 3.2(c) or 3.2(d), the applicable Sponsor shall have the right to replace such resigning Sponsor Director with a new Sponsor Director, such newly named Sponsor Director to be appointed promptly to the Board in place of the resigning Sponsor Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 2.2(g). Nothing in this paragraph (h) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Sponsor Director, whether during or after such person’s service on the Board.

(i)Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed ten directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the NYSE Rules.

(j)Committees.  Subject to applicable Laws and the NYSE Rules, each of EnerVest and TPG shall have the right to have a representative appointed to serve on each committee of the Board (other than the audit committee) for which any such representative is eligible pursuant to applicable Laws and the NYSE Rules so long as such Sponsor has the right to designate at least one director for election to the Board. Subject to applicable Laws and the NYSE Rules, if a TPG Director is a member of the Nominating and Governance Committee, such TPG Director shall be the chairman thereof. Subject to applicable Laws and the NYSE Rules, the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be as set forth on Annex A.

Section 3.3The Company shall reimburse any Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.2.

Section 3.4Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the Nominating and Governance Committee’s director nominees from office. Except as set forth in Section 3.2(c) and Section 3.2(d), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.5Standstill Agreement.

(a)Except as required in connection with the execution, delivery or performance of this Agreement and as otherwise required or expressly contemplated by this Agreement or the Contribution Agreement, each Stockholder agrees that, for so long as such Stockholder or any of its Affiliates has the right to designate two individuals for nomination to the Board under this Agreement, without the prior written approval of at least a majority of the disinterested members of the Board, such Stockholder shall not, and shall cause its Affiliates not to (other than, with respect to TPG Pace, any Non-Private Equity Business of TPG Pace or its Affiliates), directly or indirectly:

(i)acquire, agree to acquire, propose or offer to acquire beneficial ownership of any shares of Common Stock or any warrants of the Company exercisable into shares of Common Stock, other than (A) as a result of any stock split, stock dividend or subdivision of shares of Common Stock, (B) in connection with any of the transactions contemplated by the Contribution Agreement or the Company Charter, (C) in connection with any exercise of the Sponsor Warrants or (D) acquisitions involving no more than 3% of the fully diluted voting power of the Common Stock;

(ii)other than any internal agreement or arrangement solely among the EnerVest Funds and their respective Affiliates that is otherwise permitted by this Agreement, deposit any Common Stock into a voting trust or subject any shares of Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock other than to a person designated by the Board;

(iii)agree to enter or propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries or an acquisition of any of the assets of the Company and its Subsidiaries;

(iv)make or participate or engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote any Common Stock (x) in opposition to the recommendation or proposal of the Board or (y) with respect to any matter with respect to which the Board has not yet made a recommendation;

(v)publicly disclose any intention, plan, arrangement or other contract prohibited by, or inconsistent with, the foregoing;

(vi)advise, assist or encourage or enter into any negotiations or agreements or other contracts with any other persons in connection with the foregoing;

(vii)otherwise act, alone or in concert with offers, to seek control of the management or policies of the Company; or

(viii)with respect to any of the foregoing, (x) form, join or in any way participate in  a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Common Stock other than any “group” made up of solely the EnerVest Funds and their Affiliates; (y) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company with respect to any of the foregoing or (z) directly or indirectly, take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets or other type of transaction or matter described in this Section 3.5.

(b)Notwithstanding the foregoing provisions of this Section 3.5, the foregoing provisions shall not, and are not intended to:

(i)prohibit or otherwise limit or restrict a Stockholder or its Affiliates from privately communicating with, including making any offer or proposal to, the Board in a manner that does not require a public announcement by the Company;

(ii)restrict the manner in which any EnerVest Director or TPG Director, as the case may be, may (A) vote on any matter submitted to the Board or the stockholders of the Company, (B) participate in deliberations or discussions of the Board or members of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided that foregoing shall not limit Stockholder's obligations hereunder; or

(iii)apply to the acquisition (whether by merger, consolidation or otherwise) by any Stockholder or an Affiliate thereof of any Person that beneficially owns Common Stock at the time of the consummation of such acquisition, provided that (x) in connection with any such acquisition such Stockholder or its Affiliate, as the case may be, divests the Common Stock beneficially owned by the acquired Person within a reasonable period of time after the consummation of such acquisition and (y) the shares of Common Stock that such Person beneficially owns do not constitute a material portion of such Person’s assets.

Section 3.6Restrictions on Transferability.

(a)Each Sponsor agrees that, without the prior written approval of at least a majority of the disinterested members of the Board, it shall not knowingly (after due inquiry) Transfer any shares of Common Stock pursuant to a block sale, market transaction or private sale: (i) to any Person that, after giving effect to such Transfer, would be required to file with the SEC a Schedule 13D under the Exchange Act relating to ownership of Common Stock, or (ii) that would result in a Person (together with its Affiliates and associates) acquiring beneficial ownership of such number of shares of Common Stock that, when combined with the number of shares beneficially owned thereby immediately prior to such sale or transaction, will cause such Person to beneficially own in excess of 15% of the Common Stock outstanding at such time, unless in the case of each of clause (i) and (ii), such Person agrees in writing to be bound by substantially the same obligations as such Stockholder is bound by pursuant to this Agreement. For the avoidance of doubt, each Sponsor Director shall not be deemed to be interested for purposes of this Section 3.6(a) solely as a result of the fact that such Sponsor Director was appointed by a Sponsor. The foregoing restrictions of this Section 3.6(a) shall not apply to (x) any Underwritten Shelf Takedown, Block Trade, or Transfers of shares of Common Stock included on a Piggyback Registration Statement in an underwritten offering (each as defined in the Registration Rights Agreement) effected in accordance with the Registration Rights Agreement or (y) any planned trading program effected pursuant to Rule 10b5-1 of the Exchange Act.

(b)Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), each Stockholder shall be permitted to Transfer shares of Common Stock to a Permitted Transferee of such Stockholder following notice of such transfer to the Company and if at the time of and as a condition to such Transfer, such Permitted Transferee agrees to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, whereupon such Transferee will be treated as a Stockholder (with the same rights and obligations as its Transferring Stockholder) for all purposes of this Agreement.

(c)In the event that any Affiliate of any Stockholder acquires shares of Common Stock (pursuant to the Non-Compete Agreement or otherwise), such Stockholder shall cause such Affiliate to agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Affiliate a party hereto, whereupon such Affiliate will be treated as a Stockholder (with the same rights and obligations as its Affiliated Stockholder) for all purposes of this Agreement. This Section 3.6(c) shall not apply to any Affiliate of any Stockholder who is a natural person (other than John Walker).

(d)Any attempted transaction in violation of this Section 3.4 shall be null and void.

Section 3.7Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Stockholder, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.7 by any such person.

Section 3.8Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.9Indemnity Agreements. Simultaneously with any person becoming a Sponsor Director, the Company shall execute and deliver to each such Sponsor Director an Indemnity Agreement dated the date such Sponsor Director becomes a director of the Company.

Section 3.10Chief Executive Officer Succession. The Company shall consult with each Sponsor with respect to candidates for successor to the Chief Executive Officer.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.6. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Sponsor Directors under Section 3.9.

Section 4.2Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Sponsor Director may be bound (including the Non-Compete Agreement), the Parties expressly acknowledge and agree that: (i) each Stockholder and Sponsor Director (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or Sponsor Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, the Stockholder and Sponsor Director (and any such Affiliate) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Sponsor Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3Termination.  This Agreement shall terminate automatically (without any action by any Party) as to each Stockholder upon the later of the time at which such Stockholder or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement; provided, that the provisions in Section 3.6 and this Article IV shall survive such termination; provided, further, this Agreement shall terminate automatically (without any action by any Party) on December 31, 2022.

Section 4.4Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5Entire Agreement; Amendment.

(a)This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to EnerVest, to:

ENERVEST, LTD.
Attention: Philip Berry
Vice President – Business Development & Transactions
1001 Fannin, Ste. 800
Houston, Texas 77002
Email: PBerry@EnerVest.net

and

ENERVEST, LTD.
Attention: J. Andrew West
Vice President & General Counsel
1001 Fannin, Ste. 800
Houston, Texas 77002
Email: AWest@EnerVest.net

if to TPG, to:

TPG Global, LLC
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Attention: Jerry Neugebauer
Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Keith Fullenweider
Email: kfullenweider@velaw.com

if to the Company to:

TPG Pace Energy Holdings Corp.
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Attention: Jerry Neugebauer
Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500

Houston, Texas 77002
Attention: Keith Fullenweider and Lande Spottswood
Email: kfullenweider@velaw.com; lspottswood@velaw.com

Section 4.8Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

TPG PACE ENERGY HOLDINGS CORP.

By:
Name:
Title:

TPG PACE ENERGY SPONSOR LLC

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:
Name:
Title:

ENERVEST INSTITUTIONAL FUND XIV-2A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:
Name:
Title:

Annex A

Committee Composition

Nominating and Governance Committee:

•	One (1) TPG Director (Chairman)
•	One (1) EnerVest Director
•	One (1) Unaffiliated Director

Compensation Committee:

•	One (1) Unaffiliated Director (Chairman)
•	One (1) TPG Director
•	One (1) EnerVest Director

Audit Committee:

•	Two (2) Unaffiliated Directors
•	One (1) EnerVest Director